Exhibit 99.1

Synergy CHC Corp. Reports Third Quarter 2025 Financial Results and its Eleventh Consecutive Quarter of Profitability

WESTBROOK, Maine, November 13, 2025 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a leading consumer health and wellness company, is announcing its financial results for the three months ended September 30, 2025.

“We are pleased to report our 11th quarter of profitability and double-digit revenue growth, accompanied by over 300 basis points of gross margin expansion,” said Jack Ross, CEO of Synergy CHC Corp. “We made meaningful progress across our strategic priorities by expanding retail authorizations and distribution partnerships for our FOCUSfactor functional beverages and shots. Key partnerships with leading retailers, including Kroger and Wakefern, are strengthening our reach across North America. Additionally, we completed a $4.4 million public offering in August, providing us with added working capital to support continued growth and brand expansion. With this added flexibility, along with our retail and distribution efforts, we’re well positioned for growth in the fourth quarter and beyond, which we believe will create meaningful value for our shareholders.”

Third Quarter 2025 Financial Summary vs. Same Year-Ago Period

●	Revenue of $8.0 million vs. $7.1 million.

●	Gross margin of 70.9% vs. 67.2%.

●	Income from operations of $1.28 million vs. $1.05 million.

●	Net income of $125.3 thousand vs. $783.6 thousand.

●	Earnings per share of $0.01 vs. $0.11.

●	EBITDA, a non-GAAP financial measure, was $1.31 million vs. $1.33 million.

●	Adjusted EBITDA, a non-GAAP financial measure, was $1.52 million vs. $1.34 million.

●	Adjusted EBITDA per share, a non-GAAP financial measure, was $0.15 vs. $0.18.

Recent Business Highlights

●	Synergy recently announced multiple new retail and distribution wins for its FOCUSfactor supplements and beverages, including placements with Kroger and Wakefern, along with regional partnerships with EG America, AlaBev and Atlantic Importing. These agreements expand FOCUSfactor’s U.S. footprint across grocery, pharmacy and convenience channels.

●	On August 27, 2025, Synergy announced the completion of its $4.4 million underwritten public offering of common stock, providing additional working capital to support continued growth initiatives.

●	On September 22, 2025, Synergy appointed former Costco executive Teresa Thompson to the Board of Directors, strengthening the Company’s retail and consumer health expertise.

●	During the third quarter, the Company reduced outstanding liabilities by $3.3 million.

●	Subsequent to quarter end, Synergy announced that FOCUSfactor was named the #1 Pharmacist Recommended OTC Memory Supplement for 2025-2026 by Pharmacy Times, underscoring the brand’s category leadership and continued consumer and professional trust.

Third Quarter 2025 Financial Results

Revenue in the third quarter of 2025 was $8.0 million, up 12.4% compared to $7.1 million in the third quarter of 2024.

Gross margin in the third quarter of 2025 was 70.9% compared to 67.2% in the third quarter of 2024. The increase was largely driven by a favorable shift in product mix.

Operating expenses in the third quarter of 2025 were $4.4 million, up 17.7% compared to $3.7 million in the third quarter of 2024. The increase was primarily driven by incremental costs associated with being a public company and the added costs of launching the Company’s beverage division.

Income from operations for the third quarter of 2025 was $1.28 million, up 21.8% compared to $1.05 million in the third quarter of 2024. The increase in operating income was due to the improvement in gross margin.

Net income in the third quarter of 2025 was $125.3 thousand compared to net income of $783.6 thousand in the third quarter of 2024.

Earnings per share in the third quarter of 2025 was $0.01 compared to $0.11 in the third quarter of 2024.

EBITDA (a non-GAAP financial measure) in the third quarter of 2025 was $1.31 million compared to $1.33 million in the third quarter of 2024.

Adjusted EBITDA (a non-GAAP financial measure) in the third quarter of 2025 was $1.52 million, up 13.4% compared to $1.34 million in the third quarter of 2024.

Adjusted EBITDA per share (a non-GAAP financial measure) in the third quarter was $0.15 compared to $0.18 in the third quarter of 2024.

Balance Sheet and Cash Flow

As of September 30, 2025, Synergy had approximately $1.0 million in cash and cash equivalents, compared to $687.9 thousand in cash and cash equivalents as of December 31, 2024.

As of September 30, 2025, Synergy had a working capital surplus of $16.68 million, compared to a $1.12 million working capital deficit as of December 31, 2024.

As of September 30, 2025, Synergy had $2.1 million in inventory, compared to $1.7 million in inventory as of December 31, 2024.

Cash used in operating activities for the nine months ended September 30, 2025 was $3.21 million compared to cash used in operating activities of $1.38 million for the nine months ended September 30, 2024. The increase was primarily attributable to a reduction in the Company’s liabilities and higher inventory investment to launch its beverage division.

Non-GAAP Financial Measure Reconciliation: EBITDA and Adjusted EBITDA

To assist financial statement users in an assessment of our historical performance, the Company discloses non-GAAP financial measures in press releases and on investor conference calls and related events, as the Company believes that the non-GAAP information enhances investors’ overall understanding of our financial performance, and should be read in addition to, rather than instead of, the financial statements prepared in accordance with GAAP.

Management believes EBITDA and Adjusted EBITDA provide useful information to investors by excluding certain items that may not be indicative of the Company’s core operating results and that can vary significantly between periods. EBITDA is defined as net income plus interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus or minus foreign exchange gains or losses and non-cash expenses.

The following table reconciles net income to EBITDA and Adjusted EBITDA (in millions of US dollars):

	3 Months ended September 30
	2025	2024

Net income for the period	$0.13	$0.78
Adjusted for:
Interest expense, net	1.16	0.71
Amortization of intangible assets	0.03	0.03
Tax benefit	(0.01)	(0.19)
EBITDA	$1.31	$1.33
Foreign currency adjustment	0.02	0.01
Stock based compensation	0.19	-
Adjusted EBITDA	$1.52	$1.34

Conference Call

In conjunction with this announcement, Synergy will host a conference call at 9:00 a.m. ET / 6:00 a.m. PT on November 13, 2025, with the Company’s Chief Executive Officer, Jack Ross, and the Company’s Chief Financial Officer, Jaime Fickett. A live webcast of the call will be available on the Investor Relations section of Synergy’s website. To access the call by phone, please register here and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call 15 minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time on the Company’s website.

About Synergy CHC Corp.

Synergy CHC Corp. develops and markets consumer health and wellness products, led by its flagship brands FOCUSfactor® and Flat Tummy®. FOCUSfactor®, a clinically studied brain health supplement and functional beverage line with a 25-year legacy, enjoys established distribution in the U.S., Canada, and the U.K. through major retailers including Costco, Walmart, Amazon, BJ’s, and Walgreens, among others. The brand continues to accelerate growth, penetrating new markets both domestically and internationally, with recent retail wins across mass, grocery, pharmacy, convenience, and wholesale channels poised to drive meaningful gains in late 2025. Flat Tummy® complements Synergy’s portfolio as a lifestyle brand focused on women’s wellness and weight management.

Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements,” including statements regarding brand expansion and growth initiatives. These forward-looking statements represent Synergy’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, which are set forth in Synergy’s registration statement on Form S-1, as amended, many of which are outside of Synergy’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Synergy does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Synergy to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Synergy’s filings with the SEC. The risk factors and other factors noted in Synergy’s filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Investor Relations

Gateway Group
Cody Slach, Greg Robles
949.574.3860

SNYR@gateway-grp.com

Synergy CHC Corp.

Condensed Consolidated Balance Sheets

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,006,489	$687,920
Restricted cash	100,000	100,000
Accounts receivable, net	6,812,649	5,321,037
Other receivables	2,182,755	1,999,637
Loan receivable (related party)	4,407,449	4,375,059
Prepaid expenses (including related party amount of $1,050,212 and $312,966, respectively)	3,852,311	1,859,563
Inventory, net	2,145,966	1,716,552
Total Current Assets	20,507,619	16,059,768

Intangible assets, net	183,333	283,333

Total Assets	$20,690,952	$16,343,101

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities (including payable to shareholder of $88,770 and $88,644, respectively)	$3,573,505	$5,191,868
Income taxes payable	254,763	242,977
Contract liabilities	1,854	24,252
Short term loans payable, net of debt discount	-	7,725,272
Current portion of long-term notes payable, net of debt discount and debt issuance cost, shareholder	-	4,000,000
Total Current Liabilities	3,830,122	17,184,369

Long-term Liabilities:
Notes payable, net of debt discount, shareholder	-	8,333,053
Notes payable, net of debt discount	25,113,177	7,457,022
Total long-term liabilities	25,113,177	15,790,075
Total Liabilities	28,943,299	32,974,444

Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.00001 par value; 300,000,000 shares authorized; 11,431,926 and 8,721,818, shares issued, respectively; 11,251,853 and 8,541,745 outstanding, respectively	114	87
Additional paid in capital	33,535,939	27,643,660
Accumulated other comprehensive loss	(35,915)	(47,777)
Accumulated deficit	(41,624,985)	(44,099,813)
Less: Treasury stock (180,073 shares) at cost	(127,500)	(127,500)
Total stockholders’ deficit	(8,252,347)	(16,631,343)
Total Liabilities and Stockholders’ Deficit	$20,690,952	$16,343,101

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	For the three months ended		For the nine months ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenue
Product Sales	$8,010,112	$7,126,333	$21,415,642	$24,563,039
License Revenue	-	-	2,900,000	-
Total Revenue	8,010,112	7,126,333	24,315,642	24,563,039

Cost of sales	2,329,296	2,335,901	6,232,201	7,421,930
Gross profit	5,680,816	4,790,432	18,083,441	17,141,106

Operating expenses
Selling and marketing	2,729,767	2,509,440	8,668,249	9,149,303
General and administrative	1,637,706	1,196,784	4,463,745	3,449,007
Depreciation and amortization	33,333	33,333	100,000	100,000
Total operating expenses	4,400,806	3,739,557	13,231,994	12,698,310

Income from operations	1,280,010	1,050,875	4,851,447	4,442,796

Other (income) expenses
Other income		(252,405)		(252,405)
Interest income
Interest expense, net	1,164,017	704,707	4,352,840	2,559,454
Gain on settlement of notes payable		-	(2,154,522)	-
Remeasurement loss on translation of foreign subsidiary	1,773	7,279	10,762	2,166

Total other (income) expenses	1,165,790	459,581	2,209,080	2,309,215

Net income before income taxes	114,220	591,294	2,642,367	2,133,581
Income tax benefit (expense)	11,107	192,299	(167,540)	(114,272)
Net income after tax	$125,327	$783,593	$2,474,827	$2,019,309

Net income per share – basic	$0.01	$0.11	$0.27	$0.27
Net income per share – diluted	$0.01	$0.11	$0.27	$0.27

Weighted average common shares outstanding
Basic	10,110,114	7,373,745	9,204,136	7,373,745
Diluted	10,111,134	7,373,745	9,204,136	7,373,745

Comprehensive income:
Net income	125,327	783,593	2,474,827	2,019,309
Foreign currency translation adjustment	(26,077)	(79,025)	11,862	108,348
Comprehensive income	$99,250	$704,568	$2,486,689	$2,127,657

Synergy CHC Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

	For the nine months ended	For the nine months ended
	September 30, 2025	September 30, 2024
Cash Flows from Operating Activities
Net income	$2,474,827	$2,019,309
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of debt discount and debt issuance cost	1,128,795	47,519
Depreciation and amortization	100,000	100,000
Stock based compensation	19,941	9,224
Stock issued for modification of notes payable	847,062	-
Stock issued for services	127,200	-
Foreign currency transaction loss	5,655	23,777
Remeasurement loss on translation of foreign subsidiary	10,763	2,166
Non cash implied interest	-	4,799
Gain on settlement of debt	(2,154,522)	-
Changes in operating assets and liabilities:
Accounts receivable	(1,491,612)	(1,965,936)
Other receivables	(183,118)	-
Loan receivable, related party	(32,390)	21,269
Inventory	(429,414)	1,815,725
Prepaid expenses	(1,255,502)	(205,975)
Prepaid expense, related party	(737,246)	(396,683)
Income taxes payable	11,786	68,607
Contract liabilities	(22,398)	(12,102)
Accounts payable and accrued liabilities	(2,009,905)	(3,011,384)
Accounts payable, shareholder	380,929	102,206
Net cash used in operating activities	(3,209,149)	(1,377,479)

Cash Flows from Investing Activities	-	-

Cash Flows from Financing Activities
Proceeds from issuing common stock	3,880,462	-
Advances from related party	135,000	3,395,587
Repayment of advances from related party	(135,000)	(157,425)
Proceeds from notes payable	18,996,250	600,000
Payment of loan financing fees	(2,010,953)	-
Repayment of notes payable, shareholder	(10,000,000)	(84,500)
Repayment of notes payable	(7, 349,903)	(2,857,690)
Net cash provided by financing activities	3,515,856	895,972

Effect of exchange rate on cash, cash equivalents and restricted cash	11,862	108,348
Net increase (decrease) in cash, cash equivalents and restricted cash	318,569	(373,159)

Cash and restricted cash, beginning of year	787,920	732,534
Cash and restricted cash, end of period	$1,106,489	$359,375

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$1,824,446	$2,432,653
Income taxes	$-	$45,664

Supplemental Disclosure of Noncash Investing and Financing Activities:
Accounts payable converted to loan payable upon settlement	$-	$3,770,824
Reduction of short term related party note payable by reduction of prepaid balance	$-	$328,003
Issuance of common stock for loan financing	$117,648	$-
Issuance of pre-funded warrants for settlement of shareholder notes payable	$899,993	$-
Exercise of pre-funded warrants	$4	$-
Loan fees payable to lender	$375,000	$-